Exhibit 21.1

Subsidiaries of Blitz 17-655 SE (to be renamed New Spark SE) (Upon completion of the

Business Combination)

Affinitas GmbH

Elite Singles LLC

Samadhi SAS

Spark Networks, Inc.

The following are subsidiaries of Spark Networks, Inc.:

Spark Networks Limited [England]

LOV USA, LLC [Delaware, USA]

The following are subsidiaries of Spark Networks Limited:
Spark Networks USA, LLC [Delaware, USA]

Spark Networks (Israel) Ltd. [Israel]

JDate Limited [England]

The following are subsidiaries of LOV USA, LLC:
HurryDate, LLC [Delaware, USA]

MingleMatch, Inc. [Utah, USA]
Kizmeet, Inc. [California, USA]

Reseaux Spark Canada Ltd. [Quebec, Canada]

SocialNet, Inc. [Delaware, USA]

SN Events, Inc. [Delaware, USA]
SN Holdco, LLC [Delaware, USA]

Smooch Labs, Inc. [Delaware, USA]